                                             Registration No. 333-____________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              ------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                              ------------------

                         SEARCH FINANCIAL SERVICES INC.
             (Exact name of registrant as specified in its charter)

                    Delaware                               41-1356819
       (State or other jurisdiction of                   (I.R.S. Employer
        incorporation or organization)                  Identification No.)

                             600 North Pearl Street
                                   Suite 2500
                                Dallas, TX 75201
                        (Address of principal executive
                          offices, including zip code)

                             1997 STOCK OPTION PLAN
                            (Full title of the plan)

                           Ellis A. Regenbogen, Esq.
                  Executive Vice President and General Counsel
                         Search Financial Services Inc.
                             600 North Pearl Street
                                   Suite 2500
                                Dallas, TX 75201
                    (Name and address of agent for service)

                                 (214) 965-6000
         (Telephone number, including area code, of agent for service)

                              ------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                       Proposed maximum                                Amount of
Title of securities to be       Amount to be         offering price per         Proposed maximum      registration
        registered               registered                 unit           aggregate offering price       fee
--------------------------- ---------------------- ----------------------- ------------------------- ---------------
Common Stock, $.01 par
value                       1,250,000 shares                  $3.3125 (1)            $4,140,625 (1)      $1,254.73
====================================================================================================================

(1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices for the Common Stock on August 19, 1997.

===============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents constituting Part I of this Registration Statement with respect to registrant's 1997 Stock Option Plan will be sent or given to employees of registrant and its subsidiaries as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents filed by registrant with the Securities and Exchange Commission are incorporated herein by reference:

                  (a) registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

                  (b) registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

                  (c) registrant's Current Reports on Form 8-K dated April 14, May 1, May 16, June 25 and July 31, 1997; and

                  (d) the description of registrant's Common Stock contained in registrant's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such information.

         All documents subsequently filed by registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


ITEM 4.           DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Delaware General Corporation Law, Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) of any transaction from which the director derived an improper personal benefit.

         Section 145 of the Delaware General Corporation Law provides as follows:

         "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligations to advance expenses (including attorneys' fees)."

         Restated Certificate of Incorporation. Paragraph ELEVENTH of the Restated Certificate of Incorporation states that registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify any and all persons who it would have the power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law and, to the extent permitted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office. Such indemnification obligation will continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators.

         Paragraph TWELFTH of the Restated Certificate of Incorporation states that, to the fullest extent permitted by the Delaware General Corporation Law, a director of registrant will not be liable to registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

         Bylaws. Article IX of registrant's Bylaws requires registrant to indemnify any person who was or is a party, or threatened to be made a party, to any suit or proceeding, by reason of the fact that he is or was an authorized representative of registrant for specified liabilities and expenses if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of registrant and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Board of Directors, by vote of a majority of those present at any meeting, may elect to exclude such person from such indemnification. The indemnified liabilities and expenses include, but are not limited to, legal fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, the indemnified party. Registrant may advance any reasonable expense incurred by the indemnified party prior to the final disposition of any claim, action, suit or proceeding if it receives an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification. These indemnification rights are in addition to any other indemnification rights to which the person may be entitled under any agreement, vote of stockholders, the Restated Certificate of Incorporation, or as a matter of law or otherwise.

         The directors and officers of registrant are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act of 1933, under a liability insurance policy carried by registrant.


ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.


ITEM 8.           EXHIBITS.

              Exhibit No.               Description
              -----------               -----------

                  4           1997 Stock Option Plan

                  5 Opinion regarding legality of the securities being registered

                 23.1         Consent of BDO Seidman, LLP

                 23.2         Consent of counsel (included in Exhibit No. 5)


ITEM 9.           UNDERTAKINGS.

         The undersigned registrant hereby undertakes

                  (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                           (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) to include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that the undertakings set forth in paragraphs
         (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of the annual report of the Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 22nd day of August, 1997.

                                        SEARCH FINANCIAL SERVICES INC.

                                        By:   /s/ George C. Evans
                                              ---------------------------------
                                              George C. Evans, Chairman and
                                              Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, George C. Evans, Robert D. Idzi and Ellis A. Regenbogen, or any of them, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                      TITLE                          DATE
              ---------                                      -----                          ----
     /s/ George C. Evans                   Chairman of the Board, Chief Executive       August 22, 1997
---------------------------------------    Officer and Director
         George C. Evans

     /s/ Glen Adams                        Director                                     August 22, 1997
---------------------------------------
         Glen Adams

     /s/ Richard F. Bonini                 Director                                     August 22, 1997
---------------------------------------
         Richard F. Bonini

     /s/ William H. T. Bush                Director                                     August 22, 1997
---------------------------------------
         William H. T. Bush

     /s/ Anthony J. Dellavechia            Director                                     August 22, 1997
---------------------------------------
         Anthony J. Dellavechia

     /s/ Frederick S. Hammer               Director                                     August 22, 1997
---------------------------------------
         Frederick S. Hammer

     /s/ Luther H. Hodges, Jr.             Director                                      August 22, 1997
---------------------------------------
         Luther H. Hodges, Jr.

     /s/ James F. Leary                    Director                                      August 22, 1997
---------------------------------------
         James F. Leary

     /s/ A. Brean Murray                   Director                                      August 22, 1997
---------------------------------------
         A. Brean Murray

     /s/ Douglas W. Powell                 Director                                      August 22, 1997
---------------------------------------
         Douglas W. Powell

     /s/ Barry W. Ridings                  Director                                      August 22, 1997
---------------------------------------
         Barry W. Ridings

     /s/ James B. Stuart, Jr.              Director                                      August 22, 1997
---------------------------------------
         James B. Stuart, Jr.

     /s/ Robert D. Idzi                    Senior Executive Vice President, Chief        August 22, 1997
---------------------------------------    Financial Officer and Treasurer
         Robert D. Idzi

     /s/ Andrew D. Plagens                 Senior Vice President, Controller and         August 22, 1997
---------------------------------------    Chief Accounting Officer
         Andrew D. Plagens

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF DOCUMENT
------            -----------------------

  4               1997 Stock Option Plan

  5               Opinion regarding legality of the securities being registered

 23.1             Consent of BDO Seidman, LLP

 23.2             Consent of counsel (included in Exhibit No. 5)